GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK A Stock Company [489 Fifth Ave, 28th Floor] [New York, NY 10017] [1-877-723-8723]

Guaranteed Lifetime Withdrawal Benefit Rider (“Rider”)

PLEASE READ THE RIDER CAREFULLY.

Great-West Life & Annuity Insurance Company of New York (the “Company”) has issued this Rider as part of the Contract to which it is attached. This Rider provides an annual withdrawal amount that is guaranteed for the lifetime of the Covered Person(s) subject to the terms of this Rider. The Company agrees, subject to the terms and conditions of the Rider, to provide benefits set forth in the Rider while the Rider is in force.

All provisions of the Contract that do not conflict with the Rider apply to this Rider. Where there is any conflict between the Rider provisions and the Contract provisions, the Rider provisions prevail.

This Rider does not provide for a lump-sum payment.

The Rider is issued to the Owner(s) shown on the Rider Data Page. It takes effect on the Rider Election Date shown on the Rider Data Page.

The Rider has no cash value or surrender value.

The Rider does not pay dividends or death benefits.

Non-Participating.

Non-Assignable.

The purpose of this Rider is to provide security through a stream of scheduled payments to the Owner. This Rider will terminate upon assignment or a change in ownership of the Contract unless the new Owner meets the qualifications specified in the Rider Termination provision.

Signed for Great-West Life & Annuity Insurance Company of New York on the issuance of the Rider.

[Richard Schultz,]	[Andra S.Bolotin,]
[Secretary]	[President and Chief Executive Officer]

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RIDER DATA

Rider Election Date:	[Business Day upon which Rider Contributions are first allocated to a Covered Fund]
Owner:	[John B. Doe]
Initial Benefit Base:	[Covered Fund Value on Rider Election Date]
Maximum Benefit Base:	[$5,000,000]

Single Guaranteed Annual Withdrawal Percentage:

[

Age	GAW%	GAW% if Withdrawals begin 5 years after Rider Contributions
59.5 – 64	4.00%	5.00%
65 – 69	5.00%	6.00%
70 – 79	6.00%	7.00%
80+	7.00%	8.00%

]

If there are Joint Covered Persons, a Joint GAW% is calculated based on the age of the younger Covered Person. This rate is the Joint GAW%.

Joint Guaranteed Annual Withdrawal Percentage:

[

Age of the younger Covered Person	GAW%	GAW% if Withdrawals begin 5 years after Contribution
59.5 – 64	3.50%	4.50%
65 – 69	4.50%	5.50%
70 – 79	5.50%	6.50%
80+	6.50%	7.50%

]

Rider Contributions aged 5 years or more prior to starting the GAW phase qualify for an additional 1.00% of GAW%

The GAW%, Joint GAW%, and distribution credit are also set forth in the Prospectus Supplement that must be received prior to receipt of this Contract. Once the GAW%, Joint GAW%, and distribution credit are established they cannot change while this Rider is in force.

Annual Charges:

Current Guarantee Benefit Fee:	[1.2]% of Benefit Base
Maximum Guarantee Benefit Fee:	[2.25]% of Benefit Base

The Current Guarantee Benefit Fee is not guaranteed and can be changed by the Company subject to the Minimum and Maximum Guarantee Benefit Fee set forth above.

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SECTION 1: DEFINITIONS

The following definitions are applicable to the Rider only. All terms defined in the Contract that are used in the Rider have the same definition as in the Contract.

Attained Age – During the Guaranteed Annual Withdrawal Phase, the age of the Covered Person (or the age of the younger Joint Covered Person) on the Ratchet Date.

Benefit Base – The amount that is multiplied by the Guaranteed Annual Withdrawal Percentage to calculate the Guaranteed Annual Withdrawal. The Benefit Base increases dollar-for-dollar upon any Rider Contribution and is reduced proportionately (as illustrated in Sections 3.03 and 4.08) for an Excess Withdrawal. The Benefit Base can also increase with positive Covered Fund performance on the Ratchet Date and may also be adjusted on the Ratchet Date pursuant to the terms of Section 4.05.

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Covered Fund(s) – Interests in Sub-Account(s) approved by the Company for the GLWB.

Covered Fund Value– The aggregate value of each Covered Fund up to the maximum Benefit Base as defined on the Rider Data Page.

Covered Person(s) – For purposes of a GLWB Rider, the natural person(s) whose age determines the Guaranteed Annual Withdrawal Percentage and on whose life the Guaranteed Annual Withdrawal Amount will be based. If there are two Covered Persons, the Joint Guaranteed Annual Withdrawal Percentage will be based on the age of the younger life and the Installments can continue until the death of the second life. If a natural person owns the Contract, the Owner of the Contract must be a Covered Person. If a Grantor Trust owns the Contract, the Grantor(s) must be the sole Covered Person(s). A Joint Covered Person, when permitted, must be the Owner’s Spouse and (i) a Joint Owner; or (ii) the 100% primary Beneficiary under the Contract. If an IRA custodian or trustee owns the Contract, the Underlying IRA Holder must be a Covered Person and if there are two Covered Persons, the Joint Covered Person must be the Underlying IRA Holder’s Spouse and the designated beneficiary of the custodial or trusteed account.

Distributions – Amounts paid from a Covered Fund, including but not limited to partial and systematic withdrawals and Installments.

Excess Withdrawal – An amount either distributed or transferred from the Covered Fund(s) during the GLWB Accumulation Phase or any amount combined with all other amounts that exceeds the annual GAW during the GAW Withdrawal Phase. An Excess Withdrawal reduces the Benefit Base, pursuant to Section 3.03 and Section 4.08. The Guarantee Benefit Fee, the mortality and expense charge and any other fee or charge assessed to the Covered Fund Value as agreed to by the Company shall not be treated as a Distribution or Excess Withdrawal for this purpose.

Guaranteed Annual Withdrawal (GAW) – The annualized withdrawal amount that is guaranteed for the lifetime of the Covered Person(s), subject to the terms of this Rider.

Guaranteed Annual Withdrawal Percentage (GAW%) –The percentage of the Benefit Base that determines the amount of the GAW. This percentage is based on the age of the youngest Covered Person(s) at the time of the first Installment pursuant to Section 4.01.

GAW Payment Date – The GAW Payment Date is the day of the month in which installments are paid.

GAW Phase – The period of time between the Initial Installment Date and the first day of the GLWB Settlement Phase.

Guarantee Benefit Fee – The fee described in Section 8 of the Rider.

Guaranteed Lifetime Withdrawal Benefit (GLWB) – A payment option offered by this Rider that pays Installments during the life of the Covered Person(s). The Covered Person(s) can receive periodic payments in either monthly, quarterly, semiannual, or annual Installments that, in total over a twelve-month period, equal the GAW without causing an Excess Withdrawal.

GLWB Accumulation Phase – The period of time between the Rider Election Date and the Initial Installment Date.

GLWB Settlement Phase – The period when the Covered Fund Value has reduced to zero, but the Benefit Base is still positive. Installments continue under the terms of the Rider pursuant to Section 6.03.

Initial Calculation – The calculation used to determine the GAW% based on the age of the Covered Person(s) on the Initial Installment Date and dependent on joint or single Covered Person(s) pursuant to Section 4.01.

Initial Installment Date – The date of the first Installment under the GLWB, which must be a Business Day.

Installments – Pursuant to Section 4.01, periodic payments that in total over a year can equal up to the GAW without causing an Excess Withdrawal.

Installment Frequency Options – The options listed in Section 4.03.

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Joint GAW% – The GAW% used with the GLWB Rider if there are two covered persons.

Ratchet – An increase in the Benefit Base if the Covered Fund Value exceeds the current Benefit Base on the Ratchet Date, pursuant to Section 3.02 and Section 4.05.

Ratchet Date – During the GLWB Accumulation Phase, the Ratchet Date is the anniversary of the Owner’s Rider Election Date and each anniversary thereafter. During the GAW Phase, the Ratchet Date is the Initial Installment Date and each anniversary thereafter. If any anniversary is a non-Business Day, the Ratchet Date shall be the following Business Day for that year.

Ratchet Period – The time between successive Ratchet Dates.

Reset – An increase of the GAW% on the Ratchet Date during the GAW Phase.

Rider – Documents issued as part of the Contract to the Owner which specifies the benefits, rights, privileges, and obligations of the Owner and the Company.

Rider Contributions – Owner-directed amounts received and allocated to the Covered Fund(s), including but not limited to Transfers from other assets in the Contract. If this Contract is a Qualified Annuity Contract, Rider Contributions may also include rollovers as defined under Sections 402(c), 403(b)(8), 408(d)(3) and 457(e)(16) of the Code. Reinvested dividends, capital gains, and settlements arising from the Covered Fund(s) will not be considered Rider Contributions for the purpose of calculating the Benefit Base but will affect the Covered Fund Value. If the Company refuses to accept additional Rider Contributions, the Owner will retain all other rights under the Rider, including the right to make Transfers from the Investment Strategy to the Income Strategy.

Rider Election Date – The Business Day when Rider Contributions are first allocated to a Covered Fund. The Rider Election Date shall be the date upon which the Initial Benefit Base is calculated and before the Owner attains the age of 85 years old.

SECTION 2: RIDER ELECTION

2.01  RIDER ELECTION

An Owner makes a Rider election by investing in a Covered Fund through a Company-approved method and pursuant to the terms of the Covered Fund prospectus. The Company will record a Rider Election Date.

2.02  RIDER INVESTMENT RESTRICTIONS

The GLWB applies only to the Covered Fund Value subject to Section 6 of the Rider.

2.03  GLWB TERMINATION DUE TO THE BENEFIT BASE REDUCING TO ZERO

The GLWB is cancelled when the Owner causes the Covered Fund Value or Benefit Base to be reduced to zero prior to the GLWB Settlement Phase due to one or more Excess Withdrawals. If the GLWB is cancelled, the Benefit Base, GAW and any other benefit accrued or received under the GLWB shall terminate. The Owner shall not make a subsequent Transfer or a Rider Contribution into the same GLWB until at least ninety (90) calendar days after termination of the GLWB, at which point a new Rider Election Date shall be recorded. In such an event, the Benefit Base will be based on the current Covered Fund Value on the date the new GLWB is established.

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SECTION 3: THE GLWB ACCUMULATION PHASE AND CALCULATION OF THE BENEFIT BASE

3.01  INITIAL BENEFIT BASE

The Initial Benefit Base is the sum of all Rider Contributions initially allocated to the Covered Fund(s) on the Rider Election Date.

3.02  ANNUAL ADJUSTMENTS TO BENEFIT BASE

On each Ratchet Date during the GLWB Accumulation Phase, the Benefit Base automatically adjusts to the greater of:

(a) the current Benefit Base; or

(b) the current Covered Fund Value.

3.03  EFFECT OF DISTRIBUTIONS AND TRANSFERS DURING THE GLWB ACCUMULATION PHASE

If the Owner Transfers any asset out of a GLWB, he or she shall be prohibited from making any Transfer into the same GLWB for at least ninety (90) calendar days.

At the time of any Distribution, if the Covered Person is 59.5 years of age or older, the Owner may elect to begin receiving Installments and establish his or her GAW% at that time. If the Owner chooses not to establish the GAW%, the Distribution will be treated as an Excess Withdrawal. If the Covered Person is not yet 59.5 years old, then any partial or periodic Distribution will be treated as an Excess Withdrawal.

In the event of any Excess Withdrawal, the Benefit Base will be adjusted by the ratio of the Covered Fund Value (after the Excess Withdrawal) to the Covered Fund Value (immediately prior to the Excess Withdrawal).

The Owner is solely responsible for any adverse consequences that may result from any Distributions, Transfers or withdrawals. The Owner should consult with a financial advisor.

Numerical Example

Excess Withdrawals during the GLWB Accumulation Phase are illustrated as follows:

Covered Fund Value before the Excess Withdrawal adjustment = $50,000

Benefit Base = $100,000

Excess Withdrawal amount: $10,000

Covered Fund Value after adjustment= $50,000 - $10,000 = $40,000

Covered Fund Value adjustment = $40,000/$50,000 = 0.80

Adjusted Benefit Base = $100,000 x 0.80 = $80,000

3.04  DIVORCE DURING GLWB ACCUMULATION PHASE

If the Annuity Account is transferred or split pursuant to a settlement agreement or a court-issued divorce decree before the Initial Installment Date, the Owner(s) must immediately notify us and provide the information that we require.

If the former Spouse of the Owner becomes the sole Owner of the Annuity Account pursuant to a settlement agreement or a court-issued divorce decree, the Owner(s) may request that the Contract be reissued with the former Spouse as the sole Owner and Covered Person; otherwise the Contract and Rider will be terminated. If the Contract is so reissued, the current Benefit Base will be maintained. The Age of Rider Contribution does not reset.

If the Annuity Account is divided between the Owner and the Owner’s former Spouse pursuant to a settlement agreement or a court-issued divorce decree, the Owner’s current contract will be maintained and a new contract will be issued to the former Spouse. The Benefit Base will be divided in the same proportion as the respective Covered Fund Values as of the date of issuance.

If the Contract is reissued as a new Contract(s), Contributions will not be subject to a new Withdrawal Charge schedule.

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3.05  DEATH DURING GLWB ACCUMULATION PHASE

In the case of a Non-Qualified Annuity Contract, if an Owner dies before the Initial Installment Date, the GLWB will terminate and the Covered Fund Value shall be paid to the Beneficiary in accordance with the terms of the Contract (unless an election is made by a Spouse Beneficiary as provided in this section).

If a Spouse Beneficiary who was legally married to the deceased Owner under applicable law as of the date of death becomes the sole Owner under the terms of the Contract, the Spouse Beneficiary may maintain the deceased Owner’s current Benefit Base as of the date of death. If a Spousal Beneficiary maintains the current Benefit Base, Contributions will not be subject to a new Withdrawal Charge schedule.

A Spouse Beneficiary also has the option to establish a new Annuity Account with a new Benefit Base based on the current Covered Fund Value on the date the Annuity Account is established, in which case a new Contract and Rider will be issued to the Spouse. If the Contract is reissued as a new Contract(s), Contributions will be subject to a new Withdrawal Charge schedule.

In either situation, the Spouse Beneficiary shall become the sole Owner and Covered Person, and the Ratchet Date will be the date when the Spouse’s Beneficiary’s Annuity Account is established. The new Owner and Covered Person will be subject to all terms and conditions of the Rider, Contract and the Code, if applicable. Any election made by a Spouse Beneficiary pursuant to this section is irrevocable.

A non-Spouse Beneficiary or Owner cannot elect to maintain the Benefit Base. Upon the death of the Owner, the deceased Owner’s Covered Fund Value will be liquidated and will be transferred into the money market Sub-Account(s), or any other fund as approved by the Company, and the Death Benefit payable under the Contract will be paid to the non-Spouse Beneficiary.

SECTION 4: GAW PHASE

4.01  CALCULATION OF GUARANTEED ANNUAL WITHDRAWAL

The GAW is calculated by multiplying the Benefit Base by the GAW %, based on the age of the Covered Person(s) on the Initial Installment Date. If a Request is made to begin Installments, the Company shall compare the current Benefit Base to the current Covered Fund Value on the Initial Installment Date. If the Covered Fund Value exceeds the Benefit Base, the Covered Fund Value shall become the Benefit Base and the GAW shall be based on that amount.

The Owner must provide information sufficient for the Company to determine the age of each Covered Person. Installments shall not begin and an Initial Installment Date shall not be recorded until the Company receives appropriate information about the Covered Person(s) in good order and in a manner reasonably satisfactory to the Company.

Each Rider Contribution is aged based on the Ratchet Period in which it was contributed. All Rider Contributions aged 5 years or more qualify for an additional percentage to their GAW as shown in the table on the Rider Data Page.

Single Covered Person: Installments may not begin until a single Covered Person attains age 59.5.

Joint Covered Person: If there are Joint Covered Persons, Installments may not begin until both Covered Persons reach age 59.5. If there are Joint Covered Persons, a Joint GAW% is calculated based on the age of the younger Covered Person. This establishes the Initial Calculation.

If the Contract is not held jointly, the Owner’s Spouse must be the sole Beneficiary. Installments will not begin until such change is made.

Any Distribution taken before the youngest Covered Person attains age 59.5 shall be considered an Excess Withdrawal, pursuant to Section 3.03.

If the Contract is a Qualified Annuity Contract, Required Minimum Distributions (RMD) during the GAW Phase are not Excess Withdrawals if the required distribution causes the total Distributions to exceed the GAW amount. The Benefit Base will not be reduced for an RMD installment, to the extent the RMD amount is attributable to the Covered Fund(s).

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The GAW% schedule for a Single Covered Person and Joint Covered Persons is shown on the Data Page.

The Company may allow Installments that in total over the year are less than the GAW. If the total GAW amount is not taken as Installments, the amount not taken does not increase future GAW amounts.

4.02  NUMERICAL EXAMPLES OF THE GUARANTEED ANNUAL WITHDRAWAL

Enhanced Withdrawal Rider Section 4.02

Scenario #1: 72-Year-Old Single Covered Person, Starting Withdrawals within Five Years of Contribution

Benefit Base = $80,000

Single GAW%: 6.00%

GAW = $4,800 ($80,000 x 6.00%)

Scenario #2: 72-Year-Old Single Covered Person, Starting Withdrawals Five years after Contribution

Benefit Base = $80,000

Single GAW%: 7.00% (GAW% Enhanced by 1%)

GAW = $5,600 ($80,000 x 7.00%)

Scenario #3: 68-Year-Old Joint Covered Person with a 63 Year Old Spouse, Starting Withdrawals within Five Years of Contribution

Benefit Base = $80,000

Joint GAW% = 3.50%

(for a 63-year old)

GAW = $2,800 ($80,000 x 3.50%)

Scenario #4: 60-Year-Old Single Covered Person Starting Withdrawals within Five Years of Contribution

Benefit Base = $80,000

Single GAW%: 4.00%

GAW = $3,200 ($80,000 x 4.00%)

Scenario #5: 71-Year-Old Joint Covered Person with a 65 Year Old Spouse, Starting Withdrawals Five years after Contribution

Benefit Base = $80,000

Joint GAW% = 5.50% (GAW% Enhanced by 1%)

(for a 65-year-old)

GAW = $4,400 ($80,000 x 5.50%)

4.03  INSTALLMENT FREQUENCY OPTIONS

Payments will be made in the following Frequency Options:

(a) Annual – Installments will be paid on the Initial Installment Date and each anniversary annually thereafter.

(b) Semi-Annual – One-half of annual Installment will be paid on the Initial Installment Date and in Installments every 6-month anniversary thereafter.

(c) Quarterly – One-quarter of annual Installment will be paid on the Initial Installment Date and in Installments every 3-month anniversary thereafter.

(d) Monthly – One-twelfth of annual Installment will be paid on the Initial Installment Date and in Installments every monthly anniversary thereafter.

If an Installment is scheduled to be made on a non-Business Day, the Installment shall be paid on the next Business Day.

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4.04  EFFECT OF INSTALLMENTS ON COVERED FUND VALUE

Installments will reduce the Covered Fund Value on a dollar-for-dollar basis.

4.05  RATCHET TO BENEFIT BASE DURING THE WITHDRAWAL PHASE

On each Ratchet Date, the Benefit Base automatically adjusts to the greater of:

(a) the current Benefit Base; or

(b) the current Covered Fund Value.

4.06  RESET OF THE GUARANTEED ANNUAL WITHDRAWAL PERCENTAGE DURING THE WITHDRAWAL PHASE

The Company will multiply the Covered Fund Value, subject to the Benefit Base cap, as of the Ratchet Date by the Attained Age GAW% (based on the Covered Person’s or the younger Joint Covered Person’s Attained Age on the Ratchet Date) and determine if it is higher than the current Benefit Base multiplied by the current applicable GAW%.

If beneficial, the current GAW% will change to the Attained Age GAW% and the Benefit Base will change to the current Covered Fund Value as of the Ratchet Date. If the calculation is not beneficial, the Reset shall be void but a Ratchet may still occur. If the Reset takes effect, it will be effective on the Ratchet Date, as the Ratchet Date does not change due to Reset.

Example:	If	(Attained Age GAW%) x (Covered Fund Value as of Ratchet Date) > (Current GAW%) x (Current Benefit Base)

	Then	(Attained Age GAW%) x (Covered Fund Value as of Ratchet Date) becomes new GAW and (Covered Fund Value) = (New Benefit Base)

Numerical Example When Reset is Beneficial:

Age at Initial Installment Date: 60

Attained Age: 70

Covered Fund Value = $120,000

Current Benefit Base = $125,000

Current GAW% before Ratchet Date: 4%

Attained Age GAW% after Ratchet Date: 6%

(Current GAW%) x (Current Benefit Base) = 4% x $125,000 = $5,000

(Attained Age GAW%) x (Covered Fund Value) = 6% x $120,000 = $7,200

So	New GAW Amount is $7,200
New Benefit Base is $120,000
New GAW% is 6%

Numerical Example When Reset is NOT Beneficial:

Age at Initial Installment Date: 60

Attained Age: 70

Covered Fund Value = $75,000

Current Benefit Base = $125,000

Current GAW% before Ratchet: 4%

Attained Age GAW% after Ratchet Date: 6%

(Current GAW %) x (Current Benefit Base) = 4% x $125,000 = $5,000

(Attained age withdrawal %) x (Covered Fund Value) = 6% x $75,000 = $4,500

So	Because $4,500 is less than current GAW of $5,000, no Reset will take effect.

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4.07  ADDITIONAL RIDER CONTRIBUTIONS DURING THE GAW PHASE

Additional Rider Contributions after the Initial Installment Date are allowed and are treated as Rider Contributions in the GLWB Accumulation Phase.

4.08  EFFECT OF EXCESS WITHDRAWALS DURING THE GAW PHASE

After the Initial Installment Date, a Distribution or Transfer combined with all other amounts in excess of the GAW will be considered an Excess Withdrawal. The Benefit Base will be reduced by the ratio of the new Covered Fund Value (after the Excess Withdrawal) to the previous Covered Fund Value (immediately preceding the Excess Withdrawal).

If the Owner Requests a Distribution or Transfer over the telephone, the Company will advise the Owner whether such Distribution or Transfer will be considered an Excess Withdrawal and/or advise the maximum amount that he or she could receive prior to the Distribution or Transfer being considered an Excess Withdrawal. Alternatively, if the Owner makes the Request in writing, the Company shall advise the Owner that EXCESS WITHDRAWALS COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE EXCESS WITHDRAWAL AND THAT THE OWNER MAY CONTACT THE COMPANY BY TELEPHONE TO DETERMINE WHETHER, AS OF THE DATE OF THE REQUEST, THE REQUESTED DISTRIBUTION OR TRANSFER WOULD BE CONSIDERED AN EXCESS WITHDRAWAL. The actual dollar effect of such Distribution or Transfer will be determined as of the date that the Request is received by the Company, subject to the terms set forth in the written Request.

Numerical Example:

Covered Fund Value before GAW = $55,500

Benefit Base = $100,000

GAW % = 5.5%

GAW Amount = $100,000 x 5.5% = $5,500

Total annual withdrawal: $10,500

Excess Withdrawal = $10,500 – $5,500 = $5,000

Covered Fund Value after GAW = $55,500 – $5,500 = $50,000

Covered Fund Value after Excess Withdrawal = $50,000 – $5,000 = $45,000

Covered Fund Value Adjustment due to Excess Withdrawal = $45,000/$50,000 = 0.90

Adjusted Benefit Base = $100,000 x 0.90 = $90,000

Adjusted GAW Amount = $90,000 x 5.5% = $4,950

(Assuming no GAW increase on succeeding Ratchet Date)

4.09  CHANGE OF INSTALLMENT FREQUENCY DURING GAW PHASE

The Owner may Request to change the Installment Frequency Option starting on each Ratchet Date during the GAW Phase.

At any time during the GAW Phase, an Owner who is receiving Installments more frequently than annually may elect to take a lump-sum Distribution up to the remaining scheduled amount of the GAW for that year. It is the Owner’s responsibility to monitor the remaining Distributions from the Rider and suspend the remaining Installments that are scheduled to be paid during the year until the next Ratchet Date. If the Owner fails to suspend remaining Installments for the year, an Excess Withdrawal may occur. If the Owner does not elect to recommence Installments within 30 calendar days prior to the Ratchet Date, no additional Installments shall be made until the Owner notifies the Company within 30 calendar days prior to the next Ratchet Date. The Owner’s current Ratchet Date shall remain in effect while Installments are suspended.

The Owner is solely responsible for any adverse consequences that may result from any Distributions or withdrawals. The Owner should consult with a financial advisor prior to making any withdrawals.

4.10   CHANGE OF GAW PAYMENT DATE

Subject to the Company’s ability to do so, the Owner may Request a change to the GAW Payment Date. Such change to the GAW Payment Date will not take effect for a minimum period of three weeks from the date the Request is received.

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4.11  DOLLAR COST AVERAGING

If the Owner elected Dollar Cost Averaging pursuant to the Contract, and Dollar Cost Averaging is still in effect on the Initial Installment Date, the Company will allocate any contributions or Transfers to the Covered Fund(s) to the money market Sub-Account(s), or any other fund as approved by the Company, unless otherwise Requested.

4.12  DIVORCE DURING GAW PHASE

If the Annuity Account is transferred or split pursuant to a settlement agreement or a court-issued divorce decree after the Initial Installment Date but before the GLWB Settlement Phase, the Owner(s) must immediately notify the Company and provide the information that the Company requires.

Pursuant to the instructions in the decree, if there is a single Covered Person, the Benefit Base and GAW will be divided in the same proportion as their respective Covered Fund Values as of the effective date of the decree. The Owner may continue to receive the proportional GAWs after the Annuity Accounts are split. The former Spouse may elect to receive his or her portion of the Covered Fund Value as a lump-sum Distribution or can separately elect to become an Owner and receive her or her proportional GAWs.

Pursuant to the instructions in the decree, if there are two Covered Persons, the Benefit Base and GAW will be divided in the same proportion as their respective Covered Fund Values as of the effective date of the decree. The Owner may continue to receive the proportional GAWs after the Annuity Accounts are split, based on the amounts calculated pursuant to the Joint GAW%. The former Spouse may elect to receive his or her portion of the Covered Fund Value as a lump-sum Distribution or can separately elect to continue proportionate GAWs in the GAW Phase based on the amounts calculated pursuant to the Joint GAW% after the Annuity Accounts are split. A new Installment anniversary date will be established for the former Spouse on the date the Annuity Accounts are split.

Alternatively, the former Spouse may establish a new GLWB in the Accumulation Phase with the Benefit Base based on the current Covered Fund Value on the date his or her Annuity Account is established.

To the extent that the former Spouse becomes an Owner, he or she will be subject to all terms and conditions of the GLWB Rider and the Code.

Any election made by the former Spouse pursuant to this section is irrevocable.

4.13  PAYMENTS ON DEATH DURING GAW PHASE

Single Covered Person

If an Owner dies after the Initial Installment date without a second Covered Person, the GLWB will terminate and no further Installments will be paid. If the death occurs during the GAW Phase and before the GLWB Settlement Phase, the remaining Covered Fund Value will be liquidated and will be transferred into the money market Sub-Account(s), or any other fund as approved by the Company, and distributed to the Beneficiary. If permitted by the Contract and the Code, if applicable, the Beneficiary may elect to have a new Contract issued with the Beneficiary as the sole Covered Person and Owner, in which event an initial Benefit Base will be established and he or she will be subject to all terms and conditions of the Contract and the Code, if applicable. Any election made by the Beneficiary is irrevocable.

Joint Covered Persons

Upon the death of an Owner after the Initial Installment Date, and while a second Covered Person who was legally married to the deceased Owner under applicable law on the date of death is still living, the surviving Covered Person will become the sole Owner (if permitted by the terms of the Contract and the Code, if applicable), and he or she will acquire all rights under the Contract and will continue to receive GAWs based on the deceased Owner’s election. Installments may continue to be paid to the surviving Covered Person based on the Joint GAW%. Installments will continue to be paid to the surviving Covered Person until his or her death, at which time the GLWB will terminate and no further Installments will be paid. Upon the surviving Covered Person’s death, the surviving Covered Person’s beneficiary will receive any remaining Covered Fund Value if such death occurs during the GAW Phase and before the GLWB Settlement Phase. Alternatively, the surviving Covered Person may elect to receive his or her portion of the Covered Fund Value as a lump-sum Distribution. In either situation, the Ratchet Date will be the date when the Annuity Account is established. To the extent to that the surviving Covered Person becomes the sole Owner, he or she will be subject to all terms and conditions of the Contract, the Rider and the Code, if applicable.

Any election made by the Beneficiary pursuant to this section is irrevocable.

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SECTION 5: IMPACT OF WITHDRAWALS ON GUARANTEED MINIMUM DEATH BENEFIT

Distributions and Excess Withdrawals will reduce the death benefit on a pro-rata basis.

Numerical Example

Sum of Contract and Rider Contributions = $50,000

Annuity Account Value = $40,000

Withdrawal amount - $4,000

Adjustment = $36,000 ($40,000 - $4,000)/$40,000 = 0.90

Guaranteed Minimum Death Benefit - $45,000 ($50,000 x .0.90)

SECTION 6: GLWB SETTLEMENT PHASE

6.01  RIDER RIGHTS AND BENEFITS

During the GLWB Settlement Phase, rights to receive Installments will continue but all other rights and benefits under the Rider will terminate.

6.02  FEES

The Guarantee Benefit Fee described in Section 8 will not be deducted during the GLWB Settlement Phase.

6.03  INSTALLMENTS

If the Covered Fund Value is less than the amount of the final Installment in the GAW Phase, the Company will pay the remaining balance of the Installment within 7 days of the date of the Installment.

Installments in a Ratchet Year will equal the Guaranteed Annual Withdrawal amount.

Installments will continue with the same frequency as previously elected, and cannot be changed during the GLWB Settlement Phase.

6.04  DIVORCE DURING THE GLWB SETTLEMENT PHASE

If a Request is made in connection with a divorce, the Company will divide the Installment pursuant to the terms of any settlement or court-ordered divorce decree, but Installments will not continue beyond the date on which they would have otherwise terminated had the divorce not occurred.

6.05  DEATH DURING THE GLWB SETTLEMENT PHASE

When the last Covered Person dies during the GLWB Settlement Phase, the GLWB will terminate and no additional Installments will be paid to the Beneficiary.

SECTION 7: BENEFIT BASE CAP

The Benefit Base may not exceed that shown on the Rider Data Page. Any value over the maximum will be considered excess Covered Fund Value and will not be used to calculate GAWs or the Guarantee Benefit Fee described in Section 8. An Owner may Transfer or Distribute any excess Covered Fund Value on a dollar for dollar basis without reducing the Benefit Base. However, if the Covered Fund Value falls below the maximum based on Excess Withdrawals, the Benefit Base will adjust pursuant to the terms of the Contract.

SECTION 8: GUARANTEE BENEFIT FEE

8.01  DEDUCTION OF THE GUARANTEE BENEFIT FEE

The annual Guarantee Benefit Fee is set forth on the Rider Data page. The Guarantee Benefit Fee will be deducted from the Owner’s Covered Fund Value not later than the 10th Business Day of the month following the calendar quarter end. One-fourth of the Guarantee Benefit Fee is deducted on a quarterly basis in arrears by the surrender of Sub-Account units. The Guarantee Benefit Fee will be calculated based on the Benefit Base as of the date of the deduction. The first Guarantee Benefit Fee calculated will be pro-rated based on the portion of the quarter that the GLWB Rider was in effect.

The Company reserves the right to change the frequency and amount of the deduction for such reasons including, but not limited to, current market conditions, Owner demand, and changes in the design, but will notify the Owner in writing at least thirty (30) calendar days prior to the change. Any increase in the Guarantee Benefit

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Fee will not exceed the maximum amount set forth on the Rider Data Page. The Guarantee Benefit Fee will be divided by four on the date the Company charges the fee. The Guarantee Benefit Fee is withdrawn solely from the Covered Fund(s).

Upon termination of the Rider, a final pro-rated Guarantee Benefit Fee will be deducted based on the portion of the last quarter that the GLWB Rider was in effect.

The Guarantee Benefit Fee is not deducted during the Owner’s GLWB Settlement Phase. The Guarantee Benefit Fee will terminate upon termination of the Rider as set forth in Section 9.

8.02  CHANGES TO THE GUARANTEE BENEFIT FEE

The Company determines the Guarantee Benefit Fee based on observations of a number of long-term experience factors, including, but not limited to, interest rates, volatility, investment returns, expenses, mortality and lapse rates. As an example, if mortality experience improves faster than the Company anticipated, and the population in general is expected to live longer than initially projected, we might increase the Guarantee Benefit Fee to reflect our increased probability of paying longevity benefits. However, improvements in mortality experience is provided as an example only. The Company reserves the right to change the Guarantee Benefit fee at its discretion, whether or not these experience factors change (the Company will never increase the fee above the maximum or decrease the fee below the minimum). The Company does not need any particular event to occur before changing the Guarantee Benefit Fee.

This change will be made upon thirty (30) days written notice to the Owner, subject to the minimum and maximum set forth on the Rider Data page. The Owner may contact the RROC and reject the Guarantee Benefit Fee increase with a Request to withdraw or transfer the entire Covered Fund Value, thereby reducing the Benefit Base to zero and terminating the Rider. Any change to the Guarantee Benefit Fee will affect all assets in the Covered Fund(s).

8.03  IMPACT OF GUARANTEE BENEFIT FEE ON DEATH BENEFIT

The Guarantee Benefit Fee will have no impact on the Death Benefit.

SECTION 9: RIDER TERMINATION

The Rider will terminate upon the earlier of:

(a)	the date of death of the Owner if there is no surviving Covered Person;

(b)	the date there is no longer a Covered Person under the Rider;

(c)	the date the Contract is terminated;

(d)	the date the Benefit Base is reduced to zero prior to the GLWB Settlement Phase due to one or more Excess Withdrawals;

(e)	the Annuitant’s 99th birthday, if no Installments have been taken;

(f)

a change in ownership or assignment unless the new Owner or assignee assumes full ownership and is the surviving Spouse of the Owner or if a former Spouse of the Owner becomes the sole Owner pursuant to a settlement agreement or a court-issued divorce decree.

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SECTION 10: MODIFICATION OF COVERED FUNDS

The Company may, without the consent of the Owner, offer new Covered Fund(s) or cease offering Covered Fund(s). The Company will notify the Owner whenever the Covered Fund(s) are changed. The Company shall complete the allocations between the Covered Fund(s) as disclosed in the notice as of the effective date of the change. Such allocation will remain in effect until the date the Company receives a Request for a different allocation.

SECTION 11: ANNUAL REPORT

The Company shall send an annual report to the Owner that contains an account summary, including, but not limited to, beginning and ending balance. Contributions, Transfers and Distributions, the Covered Fund Value, the beginning Benefit Base, the ending Benefit Base and the next Ratchet Date for the applicable period. At any time the Owner may contact the Retirement Resource Operations Center to find out what the Guaranteed Lifetime Withdrawal Benefit for a particular withdrawal date is.

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